Exhibit 10.2

MUTUAL RELEASE

This Mutual Release is made as of November 19, 2009, by and between __________________  ([“Investor”]) on the one hand, and ThermoEnergy Corporation, a Delaware corporation (“TMEN”), on the other hand.

In consideration of the promises, releases, and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,  the parties hereby agree as follows:

1.           Except for continuing obligations under the express terms of  the Securities Purchase Agreement by and between Investor and TMEN dated as of November 19, 2009 (the “Purchase Agreement”), TMEN,  for itself and its  present and former officers, directors, shareholders, partners, employees, agents, predecessors-in-interest, successors, assigns, attorneys and representatives, forever and irrevocably release and discharge Investor,  his heirs, executors, predecessors-in-interest, successors, assigns, attorneys and representatives, from any and all demands, claims, debts, dues, suits, charges, accounts, contracts, bonds, liabilities, damages, bills, actions or causes of action or causes of any nature or from whatever source which they ever had, which they now have or which they hereafter can, shall or may have against them or any of them for, upon or by reason of any matter, cause, action or thing whatsoever from the beginning of the world to the date of this Agreement, including, without limitation, claims for breach of contract or based on tort, and any other statutory, regulatory or common law causes of action; provided, however, that this release is not intended to, nor shall it, release any and all rights or remedies that any party hereto may have which arise under or are related to the Purchase Agreement.

2.           Except for continuing obligations under the express terms of  (i) the Purchase Agreement and (ii) those certain Common Stock Purchase Warrants issued by TMEN to Investor and identified more specifically on Exhibit A attached hereto (the “Warrants”),  Investor, for himself and his heirs, executors, predecessors-in-interest, successors, assigns, attorneys and representatives, forever and irrevocably release and discharge TMEN and  its  present and former officers, directors, shareholders, partners, subsidiaries, employees, agents, trustees, beneficiaries, predecessors-in-interest, successors, assigns, attorneys and representatives from any and all demands, claims, debts, dues, suits, charges, accounts, contracts, bonds, liabilities, damages, bills, actions or causes of action or causes of any nature or from whatever source which they ever had, which they now have or which they hereafter can, shall or may have against them or any of them for, upon or by reason of any matter, cause, action or thing whatsoever from the beginning of the world to the date of this Agreement, including, without limitation, claims for breach of contract or based on tort, and any other statutory, regulatory or common law causes of action;  provided, however, that this release is not intended to, nor shall it, release any and all rights or remedies that any party hereto may have which arise under or are related to the Purchase Agreement or the Warrants.

3.           Each of the releasing parties understands the meaning of the releases contained in  this Agreement, and freely and voluntarily enters into such releases.  Each of the releasing parties further agrees that no fact, evidence, event or transaction occurring before the execution of this Agreement, which is currently unknown, but which may hereafter become known, shall affect in any manner the final and unconditional nature of the Agreement and releases set forth above. Each party hereto represents and warrants that execution and delivery of this release and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions, or other necessary actions in the case of non-corporate entities, and the execution and delivery of this release constitutes a legal, valid and binding obligation of such party.

4.           The invalidity, illegality or unenforceability of any provision hereof or any particular application thereof shall not be deemed to affect or impair in any manner the validity, legality or enforceability of any other provision of this Agreement, and this Agreement shall continue in full force and effect and shall be interpreted so as to implement as nearly as possible the intention of both parties in the absence of such provision or application.

5.           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.  The parties agree to bring any dispute arising out of this Agreement in the state or federal courts sitting in, or having jurisdiction over, Wilmington, Delaware, and  irrevocably consent to the jurisdiction of those courts, and further agree that such courts shall be the exclusive venue for the adjudication of any such dispute.

6.           In the event of breach of any provision of this Agreement, which breach is not addressed independently in any previous paragraph, the parties reserve all rights available in law and equity to remedy such breach.

7.           No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing signed by the waiving party.  Failure by either party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall not constitute a waiver of any such breach of such provision or of any other provision.  A waiver of one provision of this Agreement shall not be deemed a waiver of any other provision of this Agreement or a waiver of such provision with respect to any subsequent breach, unless expressly provided in writing.

8.           Each of the parties hereto agrees that, without receiving further consideration, it will sign and deliver such documents and do anything else that is reasonably necessary in the future to make the provisions of this Agreement effective.

9.           Each of the parties also agrees that the preparation of this Agreement has been a joint effort of the parties and this Agreement shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.  This Agreement may be executed in counterpart originals with the same  force and effect as if fully and simultaneously executed as a single, original document

IN WITNESS WHEREOF,  this Agreement has been executed on behalf of the parties by their duly authorized representatives.

Witness:	ThermoEnergy Corporation

By:
Name:	Dennis C. Cossey
Chairman and CEO

Witness:

Name:	[Investor]